                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NO. 0-31879

                          LIONHEART INVESTMENTS, INC.

            Nevada                                             98-0219158 (STATE OR OTHER JURISDICTION OF                               I.R.S. EMPLOYER

 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER

        3215 Mathers Avenue, West Vancouver, BC                   V7V 2K6

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

                                  604-913-8355

              (Registrant's telephone number, including area code)

             Title of each class of securities covered by this form:

                    Common Stock, $0.001 par value per share

   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:

                                       N/A

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(i)   [ ]

             Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)  [ ]

             Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)   [ ]

             Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]

                                             Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 39

Pursuant to the  requirements  of the  Securities  and Exchange Act of 1934, the registrant  has caused this  certification/notice  to be signed on its behalf by the undersigned duly authorized person.

Date: May 2nd, 2007                    LIONHEART INVESTMENTS, INC.

                                          By: /s/ Inge L. E.  Kerster

                                              -------------------------------

                                              Inge L. E. Kerster (President)